EXHIBIT 4-B

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Agreement”) is made and entered into as of April 10, 2013, by and among SHOE CARNIVAL, INC., an Indiana corporation (the “Borrower”), the Banks (as defined herein) party hereto, and WELLS FARGO BANK, N.A., a national banking association, as successor-by-merger to Wachovia Bank, National Association (together with its successors and assigns, the “Agent”), as Agent on behalf of itself and the Banks.

WITNESSETH:

WHEREAS, Borrower, the financial institutions from time to time party thereto (the “Banks”), and Agent have executed and delivered that certain Credit Agreement dated as of January 20, 2010 (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, the Borrower has requested that the Agent and the Banks party hereto amend certain provisions of the Credit Agreement as set forth herein, and the Agent and the Banks party hereto have agreed to such amendments, subject to the terms and conditions hereof.

NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereto hereby covenant and agree as follows:

SECTION 1.    Definitions. Unless otherwise specifically defined herein, each term used herein (and in the recitals above) which is defined in the Credit Agreement shall have the meaning assigned to such term in the Credit Agreement. Each reference to “hereof,” “hereunder,” “herein,” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement shall from and after the date hereof refer to the Credit Agreement as amended hereby.

SECTION 2.     Amendments to Credit Agreement.

(a)           The definition of “Term” in Section 1.1 of the Credit Agreement is amended so that it reads, in its entirety, as follows:

“Term” shall mean the period from the Effective Date up to and including April 10, 2018, except that (a) all, but not less than all, of the Banks may, in their sole discretion, extend such Term for additional one year periods by notifying Borrower of each such extension at least twelve (12) months prior to the expiration of the then current Term and of their intention to extend the Term by an additional year; (b) Agent may terminate the Banks’ obligations hereunder at any time prior to stated maturity date or any extension thereof pursuant to Article 6 herein; and (c) Borrower may terminate the facility as provided in Section 2.7.

(b)           The following definitions are added to Section 1.1 of the Credit Agreement in appropriate alphabetical order:

“First Amendment Effective Date” shall mean April 10, 2013.

“Fitch” shall mean Fitch Ratings, Inc., and its successors.

“Moody’s” shall mean Moody’s Investor Service, Inc., and its successors.

“Permitted Distributions” shall mean Distributions by Borrower permitted to be made under Section 5.2(e) of this Agreement.

“Permitted Distribution Conditions” shall mean, with respect to any Distribution, that (a) no Default or Event of Default exists before and immediately after giving effect to such Distribution; (b) such Distribution is lawful; and (c) the Agent has received the financial statements described in Section 5.1(a)(i) for the most recent fiscal year-end of Borrower.

“Permitted Investments” shall mean:

(a)         direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(b)         commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;

(c)         certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000.00;

(d)         fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)         investments in money market mutual funds that are registered with the SEC and subject to Rule 2a-7 of the Investment Company Act of 1940 and have a net asset value of at least $1,000,000,000;

(f)         municipal obligations issued by any state of the United States of America or any municipality or other political subdivision of any such state rated at least AAA by S&P, Aaa by Moody’s or AAA by Fitch at the time of purchase; in each case maturing within one year from the date of acquisition thereof;

(g)         fixed income mutual funds that provide next day liquidity and have a duration of one year or less;

(h)         FDIC insured demand deposits and certificate of deposits with various banks not to exceed $250,000 with any one bank with funds availability of seven days to 90 days and with the deposit program having the U.S. government sovereign credit rating as given by Standard & Poor’s Corporation or Moody’s Investor Service, Inc.; and

(i)          Short-term market accounts, of one year or less in duration, located at one or more Banks.

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“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

(c)           The definition of “LIBOR Margin” in Section 2.5(b) of the Credit Agreement is amended so that it reads, in its entirety, as follows:

“LIBOR Margin” shall mean (a) at any time of determination prior to the First Amendment Effective Date, the percentage determined by reference to the table in this Section 5.2(b) as in effect prior to the First Amendment Effective Date and (b) at any time of determination on and after the First Amendment Effective Date, the percentage determined by reference to the following table as adjusted on a quarterly basis simultaneously with the delivery of the Compliance Certificate required by Section 5.1(a)(iii) for any fiscal quarter and based on the ratio of Funded Debt to EBITDA determined as of the last day of the immediately preceding fiscal quarter for the four fiscal quarters then ending:

Level	Funded Debt to EBITDA	LIBOR Margin
1	Greater than 1.50 to 1.00	3.00%
2	Greater than 1.25 to 1.00 but less than or equal to 1.50 to 1.00	2.50%
3	Greater than 1.00 to 1.00 but less than or equal to 1.25 to 1.00	2.00%
4	Less than 1.00 to 1.00	1.50%

(d)          The second sentence in Section 2.6 of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(a) Prior to the First Amendment Effective Date, the unused fee shall be calculated for each day based on the percentage per annum applicable to such day determined by reference to the table in this Section 2.6 as in effect prior to the First Amendment Effective Date (as adjusted on a quarterly basis simultaneously with the delivery of the Compliance Certificate required by Section 5.1(a)(iii) for any fiscal quarter based on the ratio of Funded Debt to EBITDA determined as of the last day of the immediately preceding fiscal quarter for the four fiscal quarters then ending), multiplied by the amount by which the Commitment exceeded the Working Capital Obligations on such day and (b) on and after the First Amendment Effective Date, the unused fee shall be calculated for each day based on the percentage per annum applicable to such day determined by reference to the following table (as adjusted on a quarterly basis simultaneously with the delivery of the Compliance Certificate required by Section 5.1(a)(iii) for any fiscal quarter based on the ratio of Funded Debt to EBITDA determined as of the last day of the immediately preceding fiscal quarter for the four fiscal quarters then ending), multiplied by the amount by which the Commitment exceeded the Working Capital Obligations on such day:

Level	Funded Debt to EBITDA	Unused Fee
1	Greater than 1.50 to 1.00	0.40%
2	Greater than 1.25 to 1.00 but less than or equal to 1.50 to 1.00	0.35%
3	Greater than 1.00 to 1.00 but less than or equal to 1.25 to 1.00	0.30%
4	Less than 1.00 to 1.00	0.25%

(e)           Section 5.1(a)(vi) of the Credit Agreement is amended to replace the reference to “30 days” with “60 days.”

(f)            Section 5.1(e)(i) of the Credit Agreement is amended so that it reads, in its entirety, as follows:

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(i)          Have, as of the end of each fiscal quarter, an Adjusted Net Worth (as defined below) of not less than the amount shown as Borrower’s Net Worth on its most recent fiscal year-end financial statements delivered pursuant to Section 5.1(a)(i) (“Actual Net Worth”), provided that Adjusted Net Worth for any fiscal year end shall not in any event be less than the Actual Net Worth for the previous fiscal year end. “Adjusted Net Worth” shall mean, at any time of determination, the sum of (1) Net Worth at such time and (2) the aggregate amount of Permitted Distributions made after the most recent fiscal year-end.

(g)          Section 5.2(e) of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(e)          Stock Redemptions and Distributions. No Subsidiary shall make any Distribution except to Borrower or to a Subsidiary wholly owned by Borrower. With respect to its common Equity Interests, Borrower will not declare or make any Distribution to its shareholders (excluding any stock split or stock dividend) except, so long as the Permitted Distribution Conditions are satisfied before and immediately after giving effect to such proposed Distributions, Borrower may declare and make the following Distributions:

(i)          during any fiscal year, Distributions in an aggregate amount not to exceed 30% of Borrower’s consolidated net income for the immediately preceding fiscal year; and

(ii)         Distributions made solely with Borrower’s cash on hand so long as before and immediately after such Distributions there are no Revolving Loans outstanding;

provided that in no event shall the amount of all Distributions made pursuant to clauses (i) and (ii) above in any fiscal year of Borrower exceed 25% of the amount shown as Borrower’s Net Worth on its most recent fiscal year-end financial statements delivered pursuant to Section 5.1(a)(i).

(h)          Section 5.2(h)(ii) of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(ii)         Borrower or such Subsidiary may make investments in Permitted Investments,

(i)           Sections 5.2(h)(iv), (v), (vi), (vii), (viii), and (x) of the Credit Agreement are each amended so that they read, in their entirety, respectively, as follows:

(iv)       [Reserved.]

(v)        [Reserved.]

(vi)       [Reserved.]

(vii)      [Reserved.]

(viii)     [Reserved.]

(x)        [Reserved.]

SECTION 3.     Conditions Precedent. This Agreement shall become effective only upon satisfaction of the following conditions precedent:

(a)           execution and delivery of this Agreement by Borrower, Agent, and each of the Banks;

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(b)           execution and delivery of the Consent, Reaffirmation, and Agreement of the Guarantors at the end hereof by each of the Guarantors;

(c)           execution and delivery of the Florida Out-of-State Affidavit in the form of Exhibit A, attached hereto and made a part hereof, by the Borrower; and

(d)           Borrower shall have paid (or the Agent shall be satisfied with the arrangements made for the payment of) (i) an upfront fee to each of the Banks in an amount equal to 0.20% of each such Bank’s Commitment on the date hereof and (ii) all other costs, fees, and expense owed by Borrower to the Banks and Agent as of the date hereof (with the Borrower hereby authorizing the Agent to debit its applicable deposit account maintained with the Agent and to apply the proceeds thereof to the payment of the foregoing items).

SECTION 4.     Miscellaneous Terms.

(a)           Effect of Agreement. Except as set forth expressly hereinabove, all terms of the Credit Agreement and the other Loan Documents shall be and remain in full force and effect, and shall constitute the legal, valid, binding, and enforceable obligations of Borrower. Except to the extent otherwise expressly set forth herein, the amendments set forth herein shall have prospective application only from and after the date of this Agreement.

(b)           No Novation or Mutual Departure. Borrower expressly acknowledges and agrees that (i) there has not been, and this Agreement does not constitute or establish, a novation with respect to the Credit Agreement or any of the other Loan Documents, or a mutual departure from the strict terms, provisions, and conditions thereof, other than with respect to the amendments contained in Section 2 above; (ii) nothing in this Agreement shall affect or limit Agent’s and Banks’ right to demand payment of liabilities owing from Borrower to Agent and Banks under, or to demand strict performance of, the terms, provisions, and conditions of the Credit Agreement and the other Loan Documents, to exercise any and all rights, powers, and remedies under the Credit Agreement or the other Loan Documents or at law or in equity, or to do any and all of the foregoing, immediately at any time after the occurrence and continuance of a Default or an Event of Default under the Credit Agreement or the other Loan Documents; and (iii) the amendments in Section 2 above shall not apply to any other past, present, or future noncompliance with any provision of the Credit Agreement or any of the other Loan Documents and do not constitute any course of dealing between Agent, Banks, and Borrower.

(c)          Ratification. Borrower (i) hereby restates, ratifies, and reaffirms each and every term, covenant, and condition set forth in the Credit Agreement and the other Loan Documents to which it is a party effective as of the date hereof and (ii) restates and renews each and every representation and warranty heretofore made by it in the Credit Agreement and the other Loan Documents as fully as if made on the date hereof and with specific reference to this Agreement and any other Loan Documents executed or delivered in connection herewith (except with respect to representations and warranties made as of an expressed date, in which case such representations and warranties shall be true and correct as of such date).

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(d)           No Default. To induce Agent and the Banks a party hereto to enter into this Agreement and to continue to make advances pursuant to the Credit Agreement (subject to the terms and conditions hereof and thereof), Borrower hereby acknowledges and agrees that, as of the date hereof, and after giving effect to the terms hereof, there exists (i) no Default or Event of Default and (ii) no right of offset, defense, counterclaim, claim, or objection in favor of Borrower or arising out of or with respect to any of the Loans or other obligations of Borrower owed to the Agent and the Banks under the Credit Agreement or any other Loan Document.

(e)           Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. This Agreement may be executed by each party on separate copies, which copies, when combined so as to include the signatures of all parties, shall constitute a single counterpart of the Agreement.

(f)           Fax or Other Transmission. Delivery by one or more parties hereto of an executed counterpart of this Agreement via facsimile, telecopy, or other electronic method of transmission pursuant to which the signature of such party can be seen (including, without limitation, Adobe Corporation’s Portable Document Format) shall have the same force and effect as the delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability, or binding effect of this Agreement.

(g)          Section References. Section titles and references used in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto evidenced hereby.

(h)          Further Assurances. Borrower agrees to take, at Borrower’s expense, such further actions as Agent shall reasonably request from time to time to evidence the amendments set forth herein and the transactions contemplated hereby.

(i)            Severability. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

(j)            Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

[SIGNATURES ON FOLLOWING PAGES.]

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IN WITNESS WHEREOF, each of the Borrower, the Agent, and the Banks a party hereto has caused this Agreement to be duly executed by its duly authorized officer as of the day and year first above written.

BORROWER:

SHOE CARNIVAL, INC.,
an Indiana corporation

By:	/s/ W. Kerry Jackson

Name: W. Kerry Jackson

Title: SEVP – COO & CFO

AGENT AND BANKS:

WELLS FARGO BANK, N.A., as successor-by-
merger to Wachovia Bank, National Association, as
Agent and a Bank

By:	/s/ Charles N. Kauffman

Name: Charles N. Kauffman

Title: Senior Vice President

FIFTH THIRD BANK, as a Bank

By:	/s/ Richard A. Clements

Name: Richard A. Clements

Title: Assistant Vice President

CONSENT, REAFFIRMATION, AND AGREEMENT OF GUARANTORS

Each of the undersigned (i) acknowledges receipt of the foregoing First Amendment to Credit Agreement (the “Agreement”), (ii) consents to the execution and delivery of the Agreement by the parties thereto, and (iii) reaffirms all of its respective obligations and covenants under that certain Subsidiary Guaranty dated as of January 20, 2010 (as amended, restated, supplemented, or otherwise modified from time to time) and, in each case, agrees that none of its respective obligations and covenants thereunder shall be reduced or limited by the execution and delivery of the Agreement.

This Consent, Reaffirmation, and Agreement of Guarantors (this “Consent”) may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. This Consent may be executed by each party on separate copies, which copies, when combined so as to include the signatures of all parties, shall constitute a single counterpart of the Consent.

Dated April 10, 2013.

SCLC, INC., a Delaware corporation

By:	/s/ Darryl E. Smith

Name: Darryl E. Smith

Title: Secretary & Treasurer

SCHC, INC., a Delaware corporation

By:	/s/ John J. Koach

Name: John J. Koach

Title: President

EXHIBIT A

TO FIRST AMENDMENT TO CREDIT AGREEMENT

form of Florida Out-of-State Affidavit of BORROWER

Florida Out-of-State Affidavit of BORROWER

STATE OF INDIANA

COUNTY OF VANDERBURGH

I, W. Kerry Jackson, after being duly sworn, depose and say:

(1)         I am the SEVP – COO & CFO of Shoe Carnival, Inc., an Indiana corporation (the “Borrower”).

(2)         On the date hereof, I, on behalf of the Borrower and with full authorization, executed that certain First Amendment to Credit Agreement (the “Amendment”) dated as of April 10, 2013, by and among the Borrower, the financial institutions party thereto, and Wells Fargo Bank, N.A.., as successor-by-merger to Wachovia Bank, National Association (together with its successors and assigns, the “Agent”), in Evansville, Indiana.

(3)         On the date hereof, I, on behalf of Borrower, delivered the executed Consent to Christopher Dillon, Esq., via overnight courier (to Jones Day, 1420 Peachtree Street, NE, Suite 800, Atlanta, GA 30309-3053, Attn: Christopher Dillon), in Atlanta, Georgia.

(4)         This Affidavit is made for the benefit of Agent for compliance with the laws of the State of Florida relating to documentary stamp taxes.

[CONTINUED ON FOLLOWING PAGE]

FURTHER AFFIANTS SAYETH NOT:

Signature of Borrower:		Dated: April 9, 2013

shoe Carnival, Inc.

By:	/s/ W. Kerry Jackson
Name: W. Kerry Jackson
Title: SEVP – COO & CFO

The foregoing affidavit was sworn to before me this 9th day of April, 2013, at Evansville, Indiana.

/s/ Kelly Koch
Notary Public, State of Indiana

My commission expires: April 17, 2014